Exhibit 10.3

                                 C A R N I V A L
                                       plc

                      Carnival plc 2005 Employee Share Plan
                                   (the Plan)

     Restricted Share Unit Award Certificate - Conditional Right to Receive

This is to certify that the Compensation Committee of the Board of Carnival plc (the Company) has on [DATE] granted to you, [NAME], an award of [#RSUs] Restricted Share Units (the Award) pursuant to rule 9.1 of the Plan which is in the form of a conditional allocation of shares in the Company. The detailed terms governing the Award are set out in the rules of the Plan which are legally binding and are deemed to be incorporated in this Agreement. In the event of any inconsistency the rules of the Plan shall take precedence. Terms defined in the rules of the Plan have the same meaning in this Agreement.

Terms of the Award

Each Restricted Share Unit comprised in your Award is equivalent to a hypothetical investment in one ordinary share of $1.66 each in the capital of the Company (a Share). Your Award is in the form of a conditional allocation of Shares that will be of no effect until expiry of the Restricted Period and attainment of certain vesting criteria. Terms defined in the rules of the Plan have the same meaning in this Agreement.

Your Award is subject to a Restricted Period. In this case the Restricted Period commenced on the Date of Grant of the Award and expires on [RESTRICTED PERIOD END DATE] unless release of the Award would be prohibited by law, the Model Code for Securities Transactions by Directors of Listed Companies or the Company's dealing rules in which case the period during which the Award shall be released will be extended by an additional period equal to the length of the period of prohibition and the Award shall not be released until the expiry of such additional period).

You will have no beneficial interest in any Shares during the Restricted Period.

Restricted Period

Generally, your Award will be forfeited automatically on you ceasing to be an employee of the plc Group (whether lawfully or unlawfully) before the expiry of the Restricted Period. The rules of the Plan do allow certain exceptions to this, such as cessation of employment by reason of retirement. Further, the rules of the Plan also permit the Award to vest on death in certain circumstances.

Release of Award

Following expiration of the Restricted Period and attainment of the vesting criteria set out in the Vesting Schedule contained in the Appendix to this Agreement the Company shall procure the delivery to you of one Share for each Restricted Share Unit which has vested save where the release of the Award would be prohibited by law, the Model Code for Securities Transactions by Directors of Listed Companies or the Company's dealing rules in which case the period during which the Award shall be released will be extended by an

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additional period equal to the length of the period of prohibition and the Award shall not be released until the expiry of such additional period.

Dividends

The Remuneration Committee has determined that on each occasion on which a dividend is paid in respect of one Share, a notional amount of cash and shares equal to the cash and share dividend paid in respect of one Share will be credited to each Restricted Share Unit comprised in your Award (the Dividend Equivalents). Dividend Equivalents (together with interest) will be withheld by the Company for your account and will be distributed to you on settlement of your Award. If your Award is forfeited, you will have no entitlement to such Dividend Equivalents.

Taxation

Any income tax and employee's National Insurance Contributions, which are due on vesting of the Award, must be paid under PAYE. You are required under rule 11.4 of the Plan to satisfy any such tax liability and the grant of the Award is conditional on your compliance with any arrangements specified by the Company for the payment of tax including employer's National Insurance Contributions.

General

The Award is not transferable otherwise than in the limited circumstances specified in rule 11 of the Plan. This Agreement is notice of your Award under the Plan and should be kept in a safe place.

EXECUTED AND DELIVERED      )
AS A DEED BY CARNIVAL PLC   )
ACTING BY A DIRECTOR        )
AND A DIRECTOR              )
OR THE SECRETARY            )

/s/ Howard S. Frank                         /s/ Arnaldo Perez
-------------------------------             --------------------------------
Howard S. Frank, Director                   Arnaldo Perez, Secretary

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                                    APPENDIX

                                VESTING SCHEDULE